Exhibit 10(a)

TRANSLATION

Notarial Deed No. 54/2005

Negotiated

in Frankfurt am Main on March 30, 2005

Before the signing attorney-at-law

Dr. Norbert Kissel

as officially appointed deputy of the notary

in the District of the Higher Regional Court at Frankfurt am Main

Dr. Hilger Speiser

with official residence in Frankfurt am Main

appeared today:

1.	Mr. Klaus Michael Flesch, born on December 4, 1961,
business address Kühnheimer Straße 21 in 79206 Breisach,
by presenting his identification card, issued by the Municipality Breisach am Rhein with the No. 6654188479.

2.	Mrs. Angelika Kornelia Flesch, birth name Giener, born on June 25, 1960, business address Kühnheimer Straße 21 in 79206 Breisach,
by presenting her identification card, issued by the Municipality Breisach am Rhein with the No. 6654188413.

3.	Mr. Subramanian Krishnan, born on June 20, 1954, residing in Plymouth, Minnesota, USA, by presenting his identification card, issued by the Passport Agency Chicago, U.S.A. with the No. 027709822.

4.	Mr. Dieter Vesper, born on April 15, 1954,
business address Joseph-von-Fraunhofer-Straße 23, 44227 Dortmund, by presenting his identification card, issued by the Community Ismaning with the No. 8267199644.

5.	Rechtsanwalt Ralph Hummel, born on March 13, 1956,
business address Neue Mainzer Straße 52-58 (Main Tower),
60311 Frankfurt am Main, by presenting his identification card, issued by the City of Frankfurt am Main with the No. 4012532234.

The appearing persons No. 1) and 2) are acting in their own names – in the following referred to as “A. and K. Flesch”.

The appearing persons to 1) and 2) further each acting as members of the management board with sole representation right of Embedded Solutions AG with seat in Breisach, registered in the Commercial Register of the local court of Freiburg i. Br. under HRB 428 Bs – in the following referred to as “Vendor”. The representation right of the appearing persons No. 1) and 2) have been proved to the deputy notary by providing a certified excerpt from the Commercial Register dated February 17, 2005 which has been attached to this deed in certified copy as Exhibit A.

The appearing persons to 1) and 2) are further in the following not acting in their own names but as sole Managing Directors of FS-FORTH-SYSTEME GmbH Entwicklung von Hard- und Software, registered in the Commercial Register of the local court of Freiburg under HRB 212 BS. The representation right of appearing persons No. 1) and 2) have been proved to the deputy notary by providing a certified excerpt from the Commercial Register dated February 17, 2005 which has been attached to this deed in certified copy as Exhibit B.

The appearing person No. 1) is further in the following not acting in its own name but as one of the two Administratores of Sistemas Embebidos S.A.U., registered in the Commercial Register of La Rioja under the number 491, Folio 128, Page Number LO-7, 562m inscription. The representation right of the appearing person to No. 1) has been proven to the deputy notary by a German language certificate of the attorney at law Dr. Kai Fischer in Barcelona / Spain of today, which was available in copy and has been attached to the deed as Exhibit C. The appearing person promised to provide an original of this certificate to the notary for review within due course.

The appearing persons No. 3) and 4) in the following are acting not in their own name but each of them as Managing Directors with sole representation right of Digi International GmbH with seat in Dortmund, registered in the Commercial Register in the local court of Dortmund under HRB 13962, in the following referred to as “Purchaser”. The representation right of the appearing persons No. 3) and 4) has been proven to the deputy notary by providing a certified excerpt from the Commercial Register dated March 23, 2005 which has been attached to this deed in certified copy as Exhibit D.

The appearing person No. 3) is not in command of the German language. As translator for the English language the appearing person No. 5) has been acting. The appearing person No. 5) is not generally sworn in as translator. Upon advice by the deputy notary, all participants waived the swearing-in under oath by the appearing person No. 5). The appearing person No. 3) has been advised that he could require the preparation and presentation for review as well as attachment to this deed of a written translation of today’s notarial deed. Upon advice, he waived that right.

The notary asked the appearing persons, whether he, the deputy notary, the notary in office or a person, who is occupationally related to him, has been or is acting in this matter, which is subject to notarization, beyond his official duties as notary. The persons appearing negated a prior involvement after being advised by the deputy notary regarding the prohibition of his prior involvement in accordance with § 3 para. 1 No. 7 German Notarization Code (Beurkundungsgesetz).

Preamble

The Vendor holds the entire share capital of FS Forth-Systeme GmbH Entwicklung von Hard- und Software in the amount of € 224,000.00 consisting of one share in the nominal amount of € 224,000.00 and the entire share capital of Sistemas Embebidos S.A. in the amount of € 125,000.00 consisting of 125,000 shares with a nominal value of € 1.00 each.

Vendor wishes to sell all of its shares in these two Companies and the Purchaser wishes to buy all the shares in the Companies on the terms and conditions set out herein.

The appearing persons then requested notarization of the following

Purchase and Assignment Contract

and declared the following for notarial recording:

1.	Definitions

For the application and interpretation of this Agreement, the following terms and expressions shall, unless the context otherwise requires, have the following meanings:

Accounting Principles means the accounting principles which comply with current German or Spanish accounting practices and regulations as applicable used on a consistent basis for the production of the accounts and financial statements of the Companies also referred to as German and/or Spanish GAAP.

Claim means any claim of the Purchaser against the Vendor under the representations and warranties, including any claim made as a result of a Third Party Claim against the Companies.

Companies means GmbH and S.A. collectively or individually, as the case may be.

Completion Date means the date of this Agreement and the transfer of the shares in the Companies with legal effect.

Digi USA means Digi International Inc., a Delaware corporation.

GAAP means generally accepted accounting principles as applied in the United States of America.

GmbH means FS FORTH-SYSTEME GmbH Entwicklung von Hard- und Software, a German limited liability corporation whose registered office are located at Küferstrasse 8 in 79206 Breisach, Germany registered in the Commercial Register of Freiburg i. Breisgau under HRB 212 BS.

Key Employees means those employees as shown in Exhibit 1. Reference is made to this Exhibit 1. Upon advice by the deputy notary the participants waived the reading of this Exhibit 1.

Representations and Warranties means the representations and warranties set out in Section 5 and 9.

Restricted Business means the business currently carried on by the Companies, namely the business of development, manufacturing and distribution of embedded computer modules with correspondending firmware programs in Germany, Spain and the other territories where the Companies carry on business or are preparing to commence business as at the Completion Date and the business of distributing, licensing and the use of or acting as value added reseller of such products in certain territories where the Companies carry on such business or are preparing to commence such business as at the Date of Completion.

Shares means the shares constituting the entire issued capital of the Companies held by the Vendor.

Shareholder’s Equity means the shareholder’s equity (,,Eigenkapital“) under § 266 (3) A. HGB (German Commercial Code).

Sistemas Embebidos S.A. means a Spanish stock corporation with limited liability whose registered offices are located at CL Calvo Sotelo, 1 1DR, 26003 Logrono (La Rioja), Spain, registered at the Companies’ Commercial Register of La Rioja at Volume 491, Folio 128, Page Number LO-7, 562, inscription 1.

Spanish Investment Grants means the nine investment grants as specified in more detail on Exhibit 5.1.14 to which reference is made. Upon advice by the deputy notary the participants waived the reading of this Exhibit 5.1.14.

Third Party Claims means such claims as may be asserted against any of the Companies in accordance with Nr. 8.3 of this Agreement.

Vesting Day means March 31, 2005 being the day of transfer of the Shares in the Companies with economic effect.

2.	Sale and Purchase of the Shares

2.1	Sale. The Vendor hereby sells its entire equity holding in GmbH representing one share in the nominal amount of € 224,000,00 to the Purchaser who accepts them. The Vendor further hereby sells its entire equity holdings in SA consisting of 125,000 shares in the total nominal amount of € 125,000,00 to the Purchaser who accepts them. In each case the sale is completed with economic effect as at 24.00 hours on 31 March 2005 (“Vesting Day”) with all the associated rights and obligations. In each case the completed sale shall include all ancilliary rights (“Nebenrechte”) appertaining to the shares including all voting and dividend rights and all undistributed profits. At the same time, Vendor shall sell and transfer at no cost ownership in any specific assets and business that reside in Embedded Solutions AG and are related to GmbH’s and S.A.’s business and which are described in more detail in Exhibit 2.1 to GmbH to which reference is made. Upon advice by the deputy notary the participants waived the reading of this Exhibit 2.1.

2.2	Assignment. In completion of the sale in accordance with Nr. 2.1 the Vendor hereby assigns to the accepting Purchaser its abovementioned share in the GmbH and the shares in the S.A. under the suspensive condition of full and complete payment of the Initial Payment which immediately falls due under Nr. 3.2.1.

3.	Consideration and Payment

3.1	Full Purchase Price. The total purchase price potentially due to the Vendor amounts to US-$ 6,400,000, increased or reduced as provided for in Nr. 3.2.2 and 3.2.3 “Method and Payment Date”. Thereof, 75% belong to the Shares in the GmbH and 25% to those in the S.A.

3.2	Method and Payment Date.

3.2.1	At the Completion Date, the Purchaser shall pay US-$ 4,400,000 in cash to Vendor by bank wire transfer (the Initial Payment), such amount being subject to post-closing adjustments as provided for in Nr. 3.2.3 “Method and Payment Date”.The Initial Payment at the time of Completion shall be made in Euros by applying an following exchange rate of € 1.30677.

3.2.2	The Purchaser shall pay in Euros to the Vendor subject to and in compliance with the following Retention and Earn Out Terms one additional purchase price instalment of US-$800,000 on October 1, 2006 and one of US-$ 1,200,000 on October 1, 2007. For these payments, to be made in Euros, a fixed exchange rate of US-$ 1.32094 for Euro 1.00 shall be applied. The payment components and terms are shown in Exhibit 3.2.2.

3.2.3	As of the Vesting Day, Vendor will deliver the Companies with a shareholder’s equity of EUR 406,354.76 for GmbH which is the shareholder’s equity as of September 30, 2004 and a shareholder’s equity of EUR 209,479.54 for S.A. which is the shareholder’s equity as of December 31, 2004. If the combined shareholder’s equity of the GmbH and of the SA as calculated from the Vesting Day Accounts as described under Nr. 6 below, and/or from the corrections to it by the arbitrators, is less than the combined guaranteed equity of EUR 615,834.30, the purchase price and the Initial Payment shall be reduced by an amount equal to the difference. If the combined shareholder’s equity of the Companies calculated from the Vesting Day Accounts as described under Nr. 6 below and/or from the corrections made to it by the arbitrators is greater than the combined equity of EUR 615,834.30, the purchase price and the Inital Payment shall be increased by the difference. However, no purchase price decreases or increases shall be made to the extent that any difference between GmbH’s shareholder’s equity on September 30, 2004 and March 31, 2005 or at any later date is caused by GmbH’s release from the pension obligation and the subsequent transfer of the connected pension insurance as provided under Nr. 4.4. c) below. Any adjustments to the purchase price and the Initial Payment under this Nr. 3.2.3 shall be paid by the party owing any such amounts within eight (8) days as from the date when the relevant Vesting Day Accounts became binding on the parties. For the purpose of the above adjustment, the parties agree that for the currency conversion, the same exchange rate as the exchange rate used for the Initial

Payment as provided for under Nr. 3.2.1 shall be applied. At Closing, the combined liabilities of the two Companies shall in no event exceed EUR 390,600 If the combined liabilities of the Companies calculated from the Vesting Day Accounts as described under Nr. 6 below and/or from the corrections made to it by the arbitrators is greater than EUR 390,600, the purchase price and the Initial Payment shall be decreased by the difference unless such difference has already resulted in a respective decrease of the combined shareholder’s equity and a corresponding purchase price reduction under the provisions above. For any payment owed by the Vendor from such purchase price reduction, the above provisions in this No. 3.2.3 on payment terms and the exchange rate apply respectively.

3.2.4	Purchaser is entitled to deduct amounts for claims for damages under Nr. 8 and Nr. 9 from any payments which Purchaser is required to make from outstanding payments under this Section Nr. 3.2.2,

3.2.5	All payments to be made under this contract shall, from the due date until the date of actual payment, be subject to interest at an interest-rate of 3.5 basis points above EURIBOR for 3-month Euro-deposits.

3.2.6	All payments under this Agreement shall be made to the following bank accounts:

a)	Vendor: Embedded Solutions AG Deutsche Bank Freiburg Account: 246421 Bank Code 680 700 30 Swift: DEUTDE6F

b)	Purchaser: Digi International GmbH Deutsche Bank, Dortmund Bank Code 44070050 IBAN DE10440700500149808800 BIC DEUTDEDE440

4.	Completion – Delivery of documents

Prior or simultaneous transactions to the Completion Date

4.1	The Vendor warrants that, at the Completion Date:

a)	all intercompany receivables and liabilities between the Vendor and the Companies have been settled;

b)	all specific assets as specified in Exhibit 2.1, have been validly transferred by the Vendor to the GmbH for one Euro;

c)	the current Microsoft Partner Alliance Agreement and the Wind River Partner Alliance License Agreement with Wind River will be continued unchanged.

4.2	Delivery of Documents. The Vendor shall deliver, at Completion of this Agreement, to the Purchaser:

a)	the sole share certificate issued for the entire share capital of S.A. which at Completion of the Agreement will be endorsed by Vendor to Puchaser;

b)	- deleted -

c)	originals of the minutes of any required General Meetings of the Companies and declarations by the Companies related to the sale of the Shares; and

d)	the two new Managing Director Service Agreements with GmbH duly executed by Klaus Flesch and Angelika Flesch, each in form as attached as Exhibits 4.2 d) – KF and 4.2 d) – AF to which reference is made. Upon advice by the deputy notary the participants waived the reading of Exhibits 4.2 d) – KF and 4.2 d) – AF;

e)	originals of the minutes of the supervisory board meeting of Vendor approving the sale of the Shares;

f)	written confirmations from Microsoft and Wind River referred to under 4.1 d) above.

4.3	The Purchaser shall deliver, at the date of this Agreement, to the Vendor:

a)	the initial payment by bank wire transfer under 3.2.1.;

b)	the two new Managing Director Service Agreements referred to under 4.2., d) above duly counter-executed.

4.4 Post-Completion / Delivery of Documents

a)	Guarantees. The guarantees and other collateral given by Frau Angelika Flesch and Herr Klaus Flesch and listed in Exhibit 4.4 have been taken up on behalf of the GmbH/S.A. The Purchaser undertakes to assure the within ten working days from the signature of this contract and the return of the related originals of guarantee and other deeds within a reasonable period of time.

b)	Domaine Names. Any domaines listed on Exhibit 5.1.9 and not directly held by GmbH or S.A. shall be transferred to one of the Companies selected by the Purchaser as soon as reasonably possible.

c)	Pension Obligations. GmbH is released from the pension obligation which is described in more detail in Exhibit 4.4.c) in conjunction with the transfer of the connected pension insurance (“Rückdeckungsversicherung”) within a reasonable period of time but not more than 60 days upon such transfer. Upon such transfer neither the GmbH nor K. and A. Flesch shall have any claim or counter claim under this or any other pension committment or the above transfer;

d)	Share Ledger. On the Vesting Day, the Parties will jointly arrange for the registration of Purchaser instead of Vendor in the S.A.’s share ledger as well as for required filings with the Spanish authorities.

5.	Vendor’s Liability to Assessments

5.1	Statements by the Vendor. The Vendor and A. and K. Flesch (in the following also referred to as “the Vendor Group“) declare jointly and severally to the Purchaser that, regardless of fault, they vouche for the fact that on the day of concluding this contract the following information is correct and complete with the proviso that (i) their liability for a possible breach of this liability to assessment is exclusively governed by the rules set out in Nr 8, to the exclusion of all legal consequences, and thus the restrictions of liability described in Nr 8. are applicable (such as upper and lower limits of liability, procedural rules, and special rules regarding the extinction of claims due to lapse of time) and (ii) the liability to assessments assumed by the Vendor and A. and K. Flesch in this clause Nr. 5. does not therefore represent any guarantee, and in particular represents no guarantee of the composition or nature of the object in question within the meaning of §§ 443, 444 BGB (the German Civil Code), but represents an independent liability sui generic under § 311 (1) BGB.:

5.1.1	Legal status of the GmbH and the SA. The GmbH and the S.A. are properly constituted in accordance with the law applicable to their status under company law and have a valid existence. Each of them possesses the necessary juridical powers to hold assets and to carry on business in accordance with the law applicable to their status under company law. At the occasion or in connection with the continuation of the sole proprietorship carried out by Angelika Flesch under the name Forth-Systeme until the formation of GmbH in 1991, GmbH did not make any payments or payment committments.

5.1.2	No insolvency. No insolvency or similar proceedings concerning the assets of the GmbH or the S.A. have been initiated. Neither the management of the GmbH, nor that of the S.A. is under any obligation to initiate an insolvency or comparable proceedings.

5.1.3	Equity participation in the GmbH and in the S.A.. The Vendor is the owner of the equity holding in the GmbH that has been sold and assigned and of the sold and assigned shares in the S.A.; it may freely dispose of either holding and no third-party rights exist in them.

5.1.4	No other equity holdings. The GmbH and the S.A. have no equity holdings in any companies, and there are no decisions pending for the acquisition of such holdings. The same applies to interests in partnerships, silent partnerships and profit participation agreements.

5.1.5	No third-party rights of acquisition. With respect to the sold and assigned holding in the GmbH and shares in the S.A. there are no existing pre-emptive rights, rights of first refusal, option rights or other rights legally entitling a third party to acquire these holdings. The sold equity holding and shares in each case constitute the entire issued share capital and there are also no third party rights for the granting of new shares or other profit participation rights. The Vendor is not bound by any option, voting or similar agreements regarding its shareholding in the Companies.

5.1.6	Documents required by company law. The copies (i) of the articles of association and (ii) extracts from the Commercial Register, which were handed over by the Vendor to the Purchaser before the conclusion of this contract and which are attached as Exhibits 5.1.6 a), b), c) and d) represent the relevant current status of the articles of association as well as the content of the Commercial Register in respect of the GmbH and S.A. Neither for the GmbH nor for the S.A. are there any pending amendments to the articles of association or any filing of information pending with the Commercial Register. All filings required by applicable laws have been made. For the S.A., only one single share certificate has been issued for the entire share capital. The GmbH has not issued any share certificate. Reference is made to Exhibits 5.1.6 a), b), c) and d) to which reference is made. Upon advice by the deputy notary the participants waived the reading of Exhibits 5.1.6 a), b), c) and d).

5.1.7	No outstanding claims for dividends or other payments. Neither the Vendor nor K. and A. Flesch or any of their related parties (“nahestehende Personen”) are entitled to any claims against the GmbH or the S.A. for hitherto unpaid dividends or other payments of any kind.

5.1.8	Real estate. The Companies own no real estate.

5.1.9	Intellectual Propery Rights. Neither the GmbH nor the S.A. or K. and/or A. Flesch owns any protected commercial rights other than the domaines listed on Exhibit 5.1.9.

5.1.10	Significant individual assets. To the best of the Vendor’s knowledge the GmbH and the S.A. are unrestricted owners of or enjoy contractual rights of use over all movable items in the fixed asset register, the absence of which would have significant deleterious effects on the overall business activities of the GmbH or the S.A.

5.1.11	Employees. Neither in the GmbH, nor in S.A. are there any agreements of a collectively binding nature in force (wage agreements, plant agreements, requirements for unanimous approval by the workforce and similar collective agreements), which might entitle the employees of the GmbH or of the S.A. to claim special forms of remuneration (Special annual payments, bonuses, profit share, anniversary payments, share options or similar rights, pensions etc.). None of the Companies has a Works Council or similar employees’ representation body. To the best of the Vendor’s knowledge no infringements are being committed against any provisions of employee protection legislation of significance to the protection of employees of companies. Besides their current managing director service agreements, neither K. Flesch nor A. Flesch are parties to any other service or employment agreement with any of the Companies. As of the Vesting Day, the Companies do not employ any other employees (including any free lancers) other than those listed separately for each Company on Exhibit 5.1.11.

5.1.12	Permits and licences. The GmbH and the S.A. are in possession of all governmental permits and licences, the lack of which would have significant deleterious effects on the overall business activities of the GmbH or the S.A.

5.1.13	Litigation. In the event of having to defend a lawsuit, borrowings and/or reserves of an adequate amount have been built up in the GmbH and/or S.A. Currently, none of the Companies is involved in any pending litigation and, to Vendor’s best knowledge, no litigation is threatening.

5.1.14	Investment Grants. With the exception of the Spanish Investment Grants listed for the S.A. on Exhibit 5.1.14, none of the Companies has received or applied for any other Investment Grants or other public funds. All information provided by S.A. in connection with Spanish Investment Grants specified on Exhibit 5.1.14 to the competent authorities and other offices has been correct and complete. The Spanish Investment Grant projects number 1 through 8 are fully completed and there are no indications for a claim for repayment with the exception. As of the Vesting Day, there are no indications against granting the Investment Grant for project Nr. 9. Reference is made to Exhibit 5.1.14. Upon advice by the deputy notary the participants waived the reading of this Exhibit 5.1.14.

5.1.15	– deleted -

5.1.16	Accounts receivable. As at Vesting Day neither the GmbH, nor the S.A. has any overdue accounts receivable for shipments and services. The term ,overdue’ in the above context applies to accounts receivable for shipments and services, which have already been outstanding for more than 90 days.

5.1.17	Stocks. As at the Vesting Day neither the GmbH nor the S.A. holds stocks in excess of six months’ requirements, except for stock which is held for a specific valid undisputed purchase order.

5.1.18	Intercompany loans. As of March 29, 2005, the only intercompany accounts and loan accounts in existence between the GmbH and the S.A. are those listed in Exhibit 5.1.18. Any changes through the Vesting Day will be limited to those in the normal course of business. Reference is made to this Exhibit 5.1.18. Upon advice by the deputy notary the participants waived the reading of this Exhibit 5.1.18.

5.1.19	Agreement with Vendor. Between the Vendor’s Group (and its related parties) and the Companies, no agreements except those specified in this Nr. 5.1.19 do exist:

a)	A sales co-operation agreement of October 15, 2002 exists between the Vendor and the GmbH and/or S.A. These agreements are terminated as of the Vesting Day.

b)	The business procurement contract dated 07.02.2002, between the Vendor and the GmbH will be terminated as of the Vesting Day.

5.1.20	Computers and Software. The Companies own all the computer systems and software necessary to run their businesses fully and effectively to the extent to which it is presently conducted. The computers, software and software packages used by the Companies are owned by it, or are subject to licenses, authorizations or rights of use for the benefit of the respective company. All amounts, if any, payable by the Companies under such licenses, authorizations or user rights have been duly paid. No person is entitled to receive any royalty in respect of the use, development and exploitation by Companies or its licensees of the software owned by the respective company. In case of default, the Vendor guarantees to regularize the situation in a form acceptable for the Companies, which is unconditionally accepted by the Purchaser.

5.1.21	Insurance.

a)	Exhibit 5.1.21 contains a list of the insurance policies subscribed by the Companies, indicating the risks covered, the maximum amounts of compensation and the applicable excess. Reference is made to this Exhibit 5.1.21. Upon advice by the deputy notary the participants waived the reading of this Exhibit 5.1.21. Each of the Companies is up to date with respect to the payment of the premiums due for each of such policies, which are currently in force and has not breached any provision of such policies which may call into question its right to compensation. There are no outstanding claims made by the Companies under any of such insurance policies whatsoever. To the best knowledge of the Vendor, no circumstances exist which might give rise to such a claim.

b)	The Vendor warrants that the Companies have adequate and sufficient insurance coverage for risks reasonably related to their business.

5.1.22	Environment.

a)	The Companies have obtained all the necessary permits and authorizations with respect to applicable environmental regulations that they require in order to carry out its respective business.

b)	The Companies are in compliance and have always complied with the environmental permits and authorizations granted to it, as well as with applicable environmental regulations.

c)	No goods of whatsoever nature are stocked (whether permanently or temporarily) in any property used by the Companies which might be the basis of a liability claim by any third party as a result of contamination or pollution.

d)	None of the Companies has incurred to this date, any liability with respect to any cleaning or decontamination obligation whatsoever relating to land or property either currently occupied or occupied in the past by it.

5.1.23	Absence of Changes. The Vendor declares that for the GmbH, between September 30, 2004 and the Vesting Day, and for the S.A. between December 31, 2004 and the Vesting Day,

a)	there has been no material adverse change in the turnover of the Companies compared to the same period of the past financial year;

b)	no interim financial statements have been established apart from those as of March 31, 2005;

c)	he has managed the Companies in accordance with reasonable management practices and the Companies have carried on business in the ordinary and normal course;

d)	he has ensured that no agreement or undertaking has been entered into by the Companies other than in the normal course of business;

e)	he has not allowed the Companies to sell, rent, transfer or, in any manner whatsoever, dispose of any major asset are of importance for the business activities of the Companies;

f)	he has ensured that the Companies have taken all reasonable steps necessary to preserve and protect their assets and have immediately notified the Purchaser of any substantial change relating thereto;

g)	he has not acted and has ensured that the Companies have not acted in a manner incompatible with the provisions hereof or with the execution of the agreements referred to hereunder;

h)	he has ensured that no distribution of dividends has been made, voted or approved by the Companies;

i)	he has ensured that neither of the Companies has acted in a manner incompatible with the provisions of any agreement to which it is a party;

j)	he has ensured that neither of the Companies has taken out any loan, or entered into any borrowing or other undertaking that might increase the financial indebtedness of the Companies other than in the normal course of business;

k)	he has ensured that none of the Companies has granted to any party whatsoever any guarantee, endorsement, security or collateral whatsoever, except those reasonably given in the normal course of business;

l)	he has ensured that no decision has been taken by the Companies that would result in any amendment to the articles of association;

m)	he has ensured that no major decision has been taken that would have a substantial impact on the financial or commercial position and on the operation of any one of the Companies and in particular (the following list being non-exhaustive) a decision which results in the termination, refusal of renewal of agreements or the renewal of agreements on higher price terms (or otherwise less favorable), without the Purchaser’s prior written consent;

n)	he has ensured that no increases in the salaries and payments to be made, in whatsoever form, by the Companies to its employees or managers have been granted, except those reasonably given in the normal course of business, and

o)	the Companies have not lost an important customer or supplier.

5.1.24	Financial statements. The unconsolidated financial statements of GmbH as of September 30, 2004 and the interim financial statements of GmbH for the six month period ending on March 31, 2005 as well as the unconsolidated financial statements of S.A. as of December 31, 2004 and the interim financial statements of S.A. for the 3 month period ending on March 31, 2005, (together, the “Financial Statements”) have and will have been prepared in accordance with German and Spanish GAAP, as applicable, on a basis consistent with past practice, in particular with respect to valuation methods and depreciation rules, and present in all material respects a true and fair view of the assets, liabilities, financial position and results of operation of each of the Companies separately as of the date, and for the period, to which they relate. All provisions and reserves, if any, made are sufficient to cover all risks and liabilities. The conversion of the September 30, 2004 financial statements of GmbH for US balance sheet accounting purposes has been prepared in accordance with US GAAP. All Financial Statements from 2004, to which reference is made, are attached as Exhibit 5.1.24. Upon advice by the deputy notary the participants waived the reading of this Exhibit.

5.2.	No ongoing liability to assessments. Beyond the information given in Nr 5.1, the Vendor makes no further statements as to the legal and economic situation of the GmbH and S.A. and assumes no ongoing liability to assessments. In particular, the Vendor assumes no exceeding liability, and the Parties exclude as far as is legally permissible any liability on the part of the Vendor, regardless of its legal basis, for the accuracy and/or completeness of any information supplied to the Purchaser or its advisers by the Vendor or its advisers, including information exchanged orally or in writing between the Parties in the course of their discussions and negotiations.

5.3	The Vendor’s best knowledge. For the purposes of this contract the term ’to the best of the Vendor’s knowledge’ is taken to mean the actual personal knowledge of the relevant circumstances on the part of Klaus and Angelika Flesch, and excludes all legislative provisions concerning the attribution of knowledge.

6.	Vesting Day Accounts

6.1	Only and exclusively for the purpose of calculating the book-value of the shareholders’ equity and the total of all liabilities (see Nr. 3.2.3), interim financial statements will be drawn up for the GmbH as of the Vesting Day (in accordance with the provisions of the German Commercial Code) and interim financial statements will be drawn up for the S.A. (in accordance with the provisions of the Spanish Accounting Principle) and delivered by the Vendor within 30 days upon the Vesting Day. Both interim financial statements are separately or collectively also referred to as the “Vesting Day Accounts“. In addition, conversions of the Vesting Day Accounts for the Companies to US GAAP will be delivered by the Vendor within 30 days upon the Vesting Day; such conversion shall be based on the same principles applied by the Vendor for the US GAAP conversion of the September 30, 2004 financial statements of GmbH.

6.2	In view of the fact that the drawing up of the interim accounts on the Vesting Day will already be carried out at the instigation of the Purchaser, the Parties agree the following:

(i)	Vendor shall arrange for and Purchaser shall cooperate in drawing up the Vesting Day Accounts on the basis of the practice applied hitherto in the GmbH and the S.A. for the presentation of accounts, including the valuation standards.

(ii)	The Purchaser shall instruct the GmbH and the S.A. not to carry out any partial depreciation of the fixed assets of both companies, not to make any provisions for bad debts other than the normal blanket provision applied hitherto, except where the receivables are overdue (5.1.16), and not to make any stock write-downs except where stocks are held in excess of six months’ requirements, unless those are held for a valid undisputed purchase order (5.1.17).

(iii)	Should the Parties not reach agreement on the amount of the combined shareholder’s equity and/or the total liabilities of the Companies and/or any corresponding purchase price adjustments, on the basis of the Vesting Day Accounts to be drawn up as at Vesting Day, , then each of the Parties is entitled to apply to the President of the Chamber of Auditors in Berlin for an arbitrator to be appointed. The application for the appointment of the arbitrator must be lodged within thirty days from the delivery of the Vesting Day Accounts. The arbitrator must be a qualified auditor for both Companies’ accounts if both are under dispute, if needed two separate arbitrators shall be appointed. After hearing the arguments of the Parties, the arbitrator has to examine the Vesting Day Accounts of the GmbH and/or the S.A. as at Vesting Day in the light of the principles stated earlier. This examination shall only and exclusively be carried out for the purpose, binding on both Parties, of ascertaining the amount of the combined shareholders’ equity of the Companies on Vesting Day and the total liabilities in each of the Companies on Vesting Day. The arbitrator shall also use his discretion in deciding as to who should bear the costs of the arbitration.

(iv)	Should the decision of the arbitrators cause a reduction of the Initial Purchase Price under Nr. 3.2.1 because more extensive provisions against accounts receivable or stocks either, contrary to (ii) above, are, in the opinion of the arbitrator, absolutely required, or because, in drawing up the Vesting Day Accounts, provisions were already made for overdue accounts or for too large a stock coverage, then the Vendor may demand, (,,Zug um Zug“) against redurction of the purchse price under 3.23 such purchase price reduction, that receivables and/or stocks written down in this way are transferred and assigned to itself.

6.3	The Vesting Day Accounts will become binding upon the Parties, if

(i)	none of the Parties has applied for appointment of an arbitrator within 30 days from delivery of the Vesting Day Accounts, or

(ii)	eight (8) days from the delivery of the arbitrator’s decision to both Parties for all of the Vesting Day Accounts provided to the arbitrator for its decision.

7.	Declarations and Undertakings by the Purchaser

7.1.1	Completeness of information. Before the conclusion of this contract the Purchaser received in good time from the Vendor all information about the GmbH and S.A. which the Purchaser believes to be necessary to make an appropriate decision about concluding this contract. All the Purchaser’s questions on the legal and economic situation of the GmbH and S.A. have been answered and no requested information is outstanding. The Purchaser’s decision to acquire the GmbH and S.A. and to conclude this contract does not rest, as far as the Purchaser is concerned, on the Purchaser being convinced of the presence or absence of specific circumstances and in particular of specific financial parameters of the GmbH and S.A., apart from the statements in this contract.

7.1.2	No knowledge of the inaccuracy of statements by the Vendor. The Purchaser is not aware of any incorrect statements made by the Vendor in Nr. 5.

7.1.3	Renewal of lease. The Purchaser undertakes to instruct the GmbH and the Vendor to instruct Klaus & Arno Flesch GbR, to renew and fulfil the existing lease contract on the building in Kueferstraße in Breisach at least until 31 December 2008 on the same terms as hitherto. The contract as agreed is attached as Exhibit 7.1.3, to which reference is made. Upon advice by the deputy notary the participants waived the reading of this Exhibit. At the end of this period the lease contract will be renegotiated at fair market value.

8.	Legal Consequences of Breaches of Contract by the Vendor

8.1	Proceedings. A claim by the Purchaser in accordance with Nr 8.2 requires that (i) the Purchaser immediately informs the Vendor, but in any case not later than 30 days of having knowledge of them, of the circumstances entitling the Purchaser to make a claim under Nr 8.2; in so doing the Purchaser must present the grounds for its claim specifically identifying the statements that are in its opinion inaccurate and giving a sufficiently detailed description of the facts of the case, and (ii) the Purchaser on request makes copies available of all due-diligence reports or other audit reports that may have been prepared by the Purchaser or his advisors in connection with the transactions provided for in this contract and provides the Vendor with all the information which he requires in order to verify the Breach of Contract and the extent of his liability. The Vendor Group must provide the Purchase with all information and documentation related to such claim which is available to it. § 377 HGB (German Commercial Code) shall not apply to this Agreement.

8.2	Payment of damages. In the event of a statement by the Vendor in Nr. 5.1 or Nr. 9.1 proving incorrect or of any other breach of this contract by the Vendor (“Breach of Contract”), the Purchaser may demand under the terms in this Nr 8. that the Vendor within a reasonable period, but not later than one month from the receipt of the request, restores, initially through natural restitution, the Purchaser or the GmbH or the S.A. if they are affected by the Breach of Contract, to the position it or they would be in had the Breach of Contract in question not taken place. If within the appropriate period set for this the Vendor has not restored the circumstances to their prior state, the Purchaser may demand monetary compensation from the Vendor.

8.3	Third party claims. In the event that a third party should, after Completion, assert a claim or threaten to assert a claim against the Company (including, but not limited to, any tax assessment) which is likely to give rise to a Claim by the Purchaser against the Vendor:

a)	Subject to Article 8.3(b) below, the Purchaser shall defend the relevant Company, at the cost of the Vendor, from any such Third Party Claim and will be free to take any decision which it may consider useful to so defend, in the most practical manner, the relevant Company. However, the Purchaser shall not be entitled to start up, continue or cease any arbitration or trial or enter into any settlement without the prior approval of the Vendor. The Purchaser shall use its reasonable endeavors to limit the prejudice suffered by the Company or by itself.

The parties shall designate by mutual agreement the lawyer in charge to defend the affected Company’s interests. The final choice in case of disagreement shall be made by the Vendor.

b)	The Purchaser shall however:

(i)	notify such Third Party Claim to the Vendor as soon as practicable and at the latest within 10 business days from the date of receipt of the written Third Party Claim to the relevant Company or to the Purchaser;

(ii)	procure that the Vendor has full access to the information and documents needed and required to understand the Claim asserted against the relevant Company and the relevant Company’s defense;

(iii)	procure that the relevant managers and the Vendor be involved in the various stages of proceedings initiated for the purpose of defending the relevant Company’s interests, at the expense of the Vendor, and

(iv)	associate and consult with the Vendor and take into account the Vendor’s reasonable views before making a joint decision in respect of the defense to the Third Party Claim or the settlement of the Third Party Claim.

c)	The Vendor, inasmuch as he may have control of some evidence or information material to the defense against the Third Party Claim, shall fully disclose and deliver to Purchaser any such evidence or information.

8.4	Exclusions of liability. The Purchaser has no claim under Nr. 8.2, if and to the extent that:

(i)	the Purchaser has contributed to the origin or enlargement of the damage;

(ii)	the damage arises from a change in legislation or in the general administrative practice of the authorities or from a change to the Purchaser’s accounting principles, or to those of the GmbH or S.A. after the conclusion of this contract;

(iii)	the Purchaser, the GmbH or the S.A. are entitled to payment claims against third parties, in particular against insurance companies, arising from or connected with the Vendor’s Breach of Contract or with the damaged caused by it;

(iv)	the Purchaser, the GmbH or the S.A. gain financial benefits, including tax advantages, from or in connection with the Vendor’s Breach of Contract or with the damage arising from it;

(v)	the circumstances creating the Breach of Contract or the damages arising from it are covered by the liabilities, reserves, or deferred liability items contained in the financial statements of the GmbH for the year ending 30.09.2004 or those of the S.A. for the year ending 31.12. 2004;

(vi)	no reserves of any kind whatsoever in the annual accounts of the GmbH for the year ending 30.09.2004 or those of the S.A. for the year to 31 December 2004, are necessary to cover the risk in question or if payments of written-off accounts receivable have been made;

(vii)	the Vendor is subject to claims with an effect equivalent to that arising from the shareholders’ equity resulting from adjustments under Nr. 3.2.3 (no double claim).

8.5	Minimum and maximum sums for liability. The Purchaser only has a claim under Nr 8.2 if and to the extent that (i) the damages arising from an individual Breach of Contract exceed EUR 20,000.00 and (ii) the damages qualifying for compensation under Nr. (i) from all Breaches of Contract in total exceed EUR 100,000.00. Claims by the Purchaser under Nr. 8.2 are restricted in total to a maximum sum of the then still outstanding payments as described under 3.2.2. The initial payment of US-$ 4,400,000 will not be effected by such liability.

8.6	Statute of limitations. Claims by the Purchaser under Nr. 8.2, which arise from an inaccuracy in the statements by the Vendor Group in Nr. 5.1.1. through 5.1.7 shall expire on March 31, 2015, and claims from all other statements in Nr. 5.1., shall expire on October 1, 2007. With the receipt by the Vendor of a communication under Nr. 8.1, the expiry of the communicated claims shall be suspended for a period of three months. Sections 203 to 213 of the BGB (German Civil Code) do not apply.

8.7	Disqualification of more extensive claims. With the exception of claims under Nr. 8.2, all claims by the Purchaser on account of Breaches of Contract by the Vendor, are expressly ruled out, in particular legal claims for subsequent performance, revocation, compensation or reduction on account of material defects, claims to challenge this contract on account of the absence of an important feature or claims for a reverse transaction or adaptation of this contract on account of cessation or interruption of the basis of the business and for compensation on account of breach of a contractual obligation, including culpa in contrahendo. Claims of fraudulent misrepresentation or other intentional misconduct and any other claims not legally alterable by mutual consent remain unaffected by this Nr. 8.7.

9.	Taxes and Other Public Levies

9.1	Submission of tax returns. The Vendor declares that the GmbH and S.A. have submitted all tax returns due up to Vesting Day. All taxes due for payment as at Vesting Day and other public levies including interest, surcharges for default and overdue payments and social security contributions (together referred to hereinafter as “Taxes”) have either been paid or are shown in full in the accounts of the company as liabilities or reserves.

9.2	Additional taxes. If tax assessments after Vesting-day, in particular tax audits or audits by the social insurance authorities, for the GmbH or S.A. for the period up to Vesting-day, lead to an increase in the taxes payable, the Vendor shall reimburse the GmbH and/or S.A. for these additional taxes. In the event of a reduction of the tax assessment on the basis of tax audits after Vesting-day for the period up to the present, the Purchaser shall instruct the GmbH and/or S.A. to reimburse the amount of the reduction to the Vendor. To the extent that the assessments by the tax authorities lead to fiscal advantages for the GmbH or S.A. after Vesting-day, in particular to subsequent amortisable capitalisations, these advantages are to be offset against the reimbursement of additional taxes by the Vendor.

9.3	Tax audits. Claims by the Purchaser under Nr 9.1 and 9.2 require that the Purchaser abides by the following provisions: the Purchaser shall immediately inform the Vendor when the tax authority announces or begins a tax audit of the GmbH or S.A. for the period up to Vesting-day. The Purchaser shall give the Vendor and its advisers the opportunity to obtain information on the progress of the audit and to establish direct contact with the officials of the tax authority concerned with the audit. The Vendor and its advisers are entitled to take part in all discussions, in particular formal signing-off meetings, in as far as they may have an impact on the Vendor. If it is not possible to reach agreement with the tax authority, the Purchaser undertakes to instruct the GmbH and S.A. to seek legal remedies against tax decisions that lead to additional taxation of the GmbH or S.A. for the periods up to Vesting-day. This is to be done on written request and at the expense of the Vendor and on the Vendor’s instructions.

The Vendor for its part shall, if requested by the Purchaser, assist, at its own expense, with tax audits relating to the period up to Vesting-day, and for this purpose bring in its advisers at the request and at the expense of the Purchasers.
The provisions under Nr. 8.3 apply respectively unless this Nr. 9.3 provides otherwise.

9.4	Legal consequences of incorrect declarations. Should the declarations by the Vendor contained in Nr 9.1 prove inaccurate, Nr 8. will then apply, in as far as Nr 9. does not settle the matter otherwise.

9.5	Exclusion of the duty to make reimbursement. The Purchaser, the GmbH and the S.A. have no claims under Nr 9.1 or 9.2, if and to the extent that either

(i)	the Purchaser, the GmbH or the S.A. has, after Vesting Day, through acts contrary to its duty or interests, contributed to the levying of the taxes in question;

(ii)	the taxes in question arise, after the conclusion of this contract, from a change in legislation or in the general administrative practice of the tax authorities or from a change in the Purchaser’s accounting principles or those of the GmbH or S.A. ;

(iii)	the Purchaser or the GmbH or S.A. is entitled to make claims for payment against third parties arising from or in connection with the taxes, and if these claims can in fact be asserted;

(iv)	the Purchaser or the GmbH or S.A. gains financial advantages, including tax advantages, arising from or in connection with the taxes in question;

(v)	the Vendor is subject to claims with an effect equivalent to that resulting from adjustments under Nr. 3.2.3 which related to the guaranteed shareholders’ equity and liabilities (no double claim).

9.6	Statute of limitations. Claims by the Vendor under Nos. 9.1 and 9.2 expire within six months from the time at which the assessment and/or rectifying assessment by the tax office or other authorities becomes legally binding with final effect, but at the earliest six months after delivery of legally finally assessments binding upon the Purchaser or the GmbH or S.A.

9.7	Definitive ruling. The above-mentioned rules conclusively determine the legal consequences of fiscal assessments and amended tax notices for the period up to Vesting-day as well as the liability to assessments for taxes and to that extent take precedence over all other provisions of this Agreement.

10.	Confidential Information, Non-Solicitation, Non-Competition

10.1	For the purpose of assuring to Purchaser the full benefit of the transactions contemplated by this Agreement, each of the Vendor and A. and K. Flesch undertakes to Purchaser that, whether alone or in conjunction with any other person, whether on its own account or on behalf of any other person, and whether directly or indirectly :

(a)	it will not at any time after Closing (other than in the proper course of their functions as an employee or officer of the Companies) knowingly disclose to any person, or use for its own benefit, and shall use its reasonable endeavours to prevent the disclosure of, any secret or confidential information concerning the business or affairs of the Companies or any of its customers of which it has knowledge;

(b)	it will not for the period of three years after Closing offer or facilitate an offer to employ or engage the services of, or otherwise solicit or endeavour to entice away from any of the Companies, any of its officers or employees;

(c)	it will not for three years after Closing solicit the customers of or endeavour to entice away from any of the Companies any person who to its knowledge is, or has at any time during the previous two years been, a client or customer of the Companies; and

(d)	it will not, at any time use or attempt to use in the course of any business any trade or service mark, business name, design, logo (whether registered or not) or domain name used in the business of any of the Companies or the corporate name of any of the Companies, or one which is similar to or likely to be confused with any of them.

10.2	For the purpose of further assuring to Purchaser the full benefit of the transactions contemplated by this Agreement, each of the Vendor and A. and K. Flesch in addition also undertakes that, whether alone or in conjunction with any other person, whether on its own account or on behalf of any other person, and whether directly or indirectly, it will not, for three years after Closing carry on, or be concerned or interested (whether as principal, officer, employee, agent, consultant, partner, owner, shareholder or otherwise) in carrying on any

Restricted Business as defined in No. 1 whether in Germany/Spain or any other country where any Companies or Purchaser of its affiliated companies currently or during such restricted period carries on any business activities.

10.3	Nothing in this Clause prevents the Vendor or A. and K. Flesch or any of them from holding for investment purposes only any units of any authorised unit trust or not more than 10% of any class of shares, participations or other interests in any company or other business.

10.4	The Vendor and A. and K. Flesch agree that the undertakings in this Clause and the restrictions accepted are fair and reasonable and that they are necessary for the protection of Purchaser’s legitimate interests in the goodwill of the Companies.

10.5	All of the restrictions in this Clause under 10.1 through 10.4 above shall also apply to each of the Vendor and A. and K. Flesch related persons (nahestehende Personen) in the meaning of Section 15 of the German Fiscal Code (Abgabenordnung) and to each of their affiliated companies in the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz).

10.6	Each of the restrictions and undertakings in this Clause shall be construed as being separate and independent. If any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of it were deleted or reduced in duration, it shall apply with such minimum modification as may be necessary to make it valid and enforceable.

11.	Cartel Provision

The Parties are in agreement that neither in Germany nor in Spain they are subject to any notification or filing requirements with the competent authorities under applicable anti-trust laws.

12.	Confidentiality; Press Releases

The Parties undertake to maintain silence concerning all events connected with the negotiation, conclusion and performance of this contract, and to enjoin their advisers, employees and other representatives to treat in strict confidence any information, which they have received or will receive in direct or indirect connection with the initiation, preparation, conclusion and/or performance of this contract. This does not apply in cases where there is a compelling legal obligation or an obligation based on stock-market disclosure requirements or where a disclosure is necessary to protect the disclosing Party’s own legitimate interests. Neither Party shall issue a press release or similar announcement in relation to or in connection with this contract without prior written agreement by the other Party; at the same time neither Party may without justifiable reason refuse its consent to a press release which the other Party wishes to make.

13.	Communications

All statements and communications to the Vendor and the Purchaser in connection with this contract are to be sent to the following addresses:

To the Vendor and to K. and A. Flesch:
Embedded Solutions AG
Angelika Flesch, Klaus Flesch
Kühnheimer Str. 21
D-79206 Breisach

To the Purchaser

Digi International GmbH
Dieter Vesper
Joseph-von-Fraunhofer-Str. 23
D-44227 Dortmund

The above-named addresses remain valid until the other Party is informed in writing of a change. All communications shall be in writing, in as far as no notarial form is required.

14.	Costs; Transaction Taxes

Costs. The costs of the conclusion and implementation of this contract, in particular notary costs, Commercial Register costs and any possible costs arising from the merger monitoring procedure, shall be borne by the Purchaser. The Parties shall each bear the costs of their own advisers.

15.	Miscellaneous

15.1	Transfer of rights and obligations, withholding of consent. The rights and obligations of the Parties arising from this contract may not be transferred wholly or in part without the consent of the other Party in each case. Each Party is entitled to transfer the rights and obligations arising from this contract to a company linked to the Party in question. In this case the transferring Party remains responsible for the fulfilment of its obligations under this contract. The Party in question must further ensure that the rights and obligations arising from this contract are transferred back to itself or to another associated company, if the [first] associated company ceases to be so.

15.2	Appendices. All appendices to this contract form an integral part of the contract. In the event of a discrepancy between an appendix and the terms of this contract, the terms of this contract take precedence.

15.3	Written form. Amendments or supplements to this contract – including to this clause on written form – require to be in writing before they can take effect, unless a stricter form is prescribed. Faxed documents are sufficient to meet the requirement of written form. Where normal written form is insufficient, faxes are null and void.

15.4	Prior agreements. This agreement replaces all prior agreements, which the Parties (may) have made in relation to or in connection with the subject of this contract.

15.5	Saving clause. Should a provision of this contract be or become unenforceable or incapable of performance, this shall not affect the validity of the remainder of the contract. In place of the unenforceable or unperformable provision, an enforceable and performable provision shall be considered agreed, of which the economic outcome is as close as possible to that of the unenforceable or unperformable provision. This also applies, if the unenforceability of a provision relies for example on a measure of performance or time (period or date) prescribed in the contract; in this case a measure or performance or time (period or date) shall be considered to be agreed, which is legally permissible and which approximates as closely as possible to the desired outcome. The same applies if, in the implementation of the contract, an omission is revealed which it is necessary to rectify. The court of law to which the matter is referred shall be empowered, in cases of dispute, to undertake on behalf of the Parties the redrafting to which the Parties have here given their undertaking.

15.6	Applicable law. This contract is subject to the laws of the Federal Republic of Germany to the exclusion of private international law.

15.7	Arbitration clause. All disputes between the Parties in connection with this contract as well as concerning the validity of this contract shall, to the exclusion of the proper legal channels, be settled by an arbitration tribunal in accordance with Arbitration Ordinance of the German Institution for Arbitration Jurisdiction (Deutsche Institution für Schiedsgerichtbarkeit e.V. or DIS). The arbitration tribunal may decide on whether the validity of this arbitration agreement is also binding on courts of the German state judiciary. The arbitration tribunal also rules on such counter-claims made for offsetting purposes, as arise from this contractual relationship. With regard to the terms agreed in this contract concerning partial nullity (saving clause) it is agreed that the arbitration tribunal shall be empowered in cases of dispute, to undertake on the behalf of the Parties the redrafting to which the Parties have given their undertaking in the saving clause. The seat of the arbitration tribunal is Frankfurt am Main.

This protocol and its Exhibits 3.2.2, 4.4.a), 4.4.c) and 5.1.9 have been read by the deputy notary to the appearing persons; the protocol and its Exhibits 3.2.2, 4.4.a), 4.4.c) and 5.1.9 have been translated by the appearing person No. 5 to the appearing person No. 3. All other Exhibits to this protocol have been presented to the appearing persons for review. The protocol and its exhibits were in the following approved by the appearing persons and personally signed by them and by the deputy notary as follows:

signed by:

Klaus Flesch
Angelika Flesch
Subramanian Krishnan
Dieter Vesper
Ralph Hummel
Notary’s stamp — The deputy notary